Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-16059, No. 33-12755, No. 33-55614, No. 33-80504, No. 333-00327 and No. 333-44180 of Sharper Image Corporation on Form S-8 of (i) our report dated May 1, 2006 (March 1, 2007 as to the effects of restatement discussed in Note B), relating to the financial statements of Sharper Image Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note B), (ii) our report dated May 1, 2006 on the financial statement schedule included in Item 15 and (iii) our report dated May 1, 2006 (March 1, 2007 as to the effect of the material weaknesses described in Management’s Report on Internal Controls over Financial Reporting (as Revised)) on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Sharper Image Corporation for the year ended January 31, 2006.

/s/ Deloitte & Touche LLP

San Francisco, California

March 1, 2007